Exhibit 10.4

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made and entered into as of November 17, 2014 (the “Effective Date”), by and between Sevion Therapeutics, Inc., a Delaware corporation (the “Company”) and Richard Dondero (“Executive”).

WHEREAS, the Company completed its acquisition of Fabrus, Inc., a Delaware corporation (“Fabrus”), on May 16, 2014 (the “Transaction”);

WHEREAS, the Company has determined that it is in the best interests of the Company to retain Executive;

WHEREAS, the Company and Executive desire to enter into an agreement providing for the payment of severance benefits to Executive in the event of certain terminations of Executive’s employment; and

WHEREAS, by executing this Agreement, Executive will be acknowledging and agreeing that, as of the Effective Date, the Company has not experienced a “Change of Control” for purposes of the Company’s Retention Policy for Officers (or any other plan, policy or agreement providing for the payment of severance benefits) (the “Retention Policy”).

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.            Qualifying Termination. Upon the occurrence of a Qualifying Termination (as defined in Section 6 below), Executive shall become eligible to receive the payments and benefits set forth in Section 2, subject to the limitations set forth in this Agreement (including, without limitation, Section 4), in addition to any unpaid salary and benefits earned through the effective date of the Qualifying Termination.

2.            Severance Benefits upon Qualifying Termination.

(a)          Base Salary Continuation. In the event of a Qualifying Termination, Executive will be entitled to a receive an aggregate amount equal to six (6) months of Executive’s annual base salary (as in effect on the date of Executive’s Qualifying Termination) payable in accordance with Section 3 and the regular payroll practices of the Company.

(b)          Health Benefits. Provided Executive and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their rights under COBRA (or any similar state law) following Executive’s Qualifying Termination and subject to Executive’s compliance with the reimbursement procedures set forth in Section 5, the Company shall reimburse Executive for the costs Executive incurs to obtain such continued coverage for the six (6)-month period beginning on the first day of the month following Executive’s Qualifying Termination. The number of months of continued benefit coverage provided to Executive hereunder shall, to the maximum extent permitted by law, reduce the number of months of continued coverage that must be made available to Executive and his dependents under COBRA (or any similar state law).

(c)          Option Exercisability. Notwithstanding anything to the contrary in the applicable award agreement, each of Executive’s options to acquire stock of the Company shall, to the extent vested and exercisable on the effective date of the Qualifying Termination, remain exercisable until the earlier of (i) the expiration of its maximum option term, or (ii) twelve months from the effective date of the Qualifying Termination. For purposes of clarity, any options to acquire stock of the Company which were awarded or granted that are subject to performance-based vesting shall no longer vest as a result of a Qualifying Termination, and shall terminate pursuant to their terms as a result of the Qualifying Termination.

3.            Payment Timing. Subject to Section 8(f)(ii), the Company shall make the initial base salary continuation payment under Section 2(a) on the first regularly scheduled payroll date within the sixty (60)-day period measured from the date of Executive’s Qualifying Termination on which the General Release (as defined in Section 4 below) is effective and irrevocable. However, should such sixty (60)-day period span two taxable years, then the initial salary continuation payment will be made on the first regularly scheduled payroll date within the portion of that sixty (60)-day period that occurs in the second taxable year on which the General Release is effective and irrevocable. If one or more salary continuation payments are delayed pursuant to the preceding sentence, the initial salary continuation payment will include all amounts that otherwise would have been paid to Executive during the period beginning on the date of Executive’s Qualifying Termination and ending on the first payment date if no such delay had been imposed. Any remaining salary continuation payments due under this Agreement will be paid in accordance with the regular payroll practices of the Company.

4.            Release Requirement. Notwithstanding anything herein to the contrary, in order to receive any severance payments or benefits pursuant to this Agreement, Executive must first execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days, if such longer period is required under applicable law) after the effective date of Executive’s Qualifying Termination, a general settlement and release agreement in such form as provided by the Company (a “General Release”), and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable twenty-one (21) (or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance benefits will be provided to Executive under this Agreement.

5.            Reimbursement Procedure. In order to obtain reimbursement for the costs Executive incurs to obtain the continued medical and dental care coverage provided for under Section 2 (the “Health Insurance Costs”), Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Health Insurance Costs and the Company shall reimburse Executive for that payment within thirty (30) days after receipt of that submission. All such reimbursements shall be subject to the provisions of Section 8(f)(iii).

6.            Definitions. For purposes of this Agreement, the following definitions shall be in effect:

(a)          Cause. The term “Cause” shall mean any of the following:

(i)          Failure by Executive, other than by reason of disability, to substantially perform duties consistent with those expected of a person holding Executive’s position within twenty (20) business days following Executive’s receipt of written notice of such failure (which notice shall have been authorized by the Board and shall set forth in reasonable detail the purported failure to perform and the specific steps to cure such failure, which shall be consistent with the terms hereof);

(ii)         Executive’s misappropriation of the Company’s funds or willful misconduct which results in material damage to the Company; or

(iii)        Executive’s conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude.

(b)          Good Reason. The term “Good Reason” shall mean any action by the Company which results in:

(i)          A material diminution of Executive’s position or Executive’s authority, duties or responsibilities;

(ii)         A material reduction in Executive’s annual base salary; or

(iii)        A change by the Company in the location at which Executive performs his principal duties for the Company to a new location that is outside a radius of 50 miles from Executive’s principal residence and outside a radius of 50 miles from the location at which Executive previously performed his principal duties for the Company;

provided, that, the foregoing events shall not be deemed to constitute Good Reason unless Executive shall have notified the Board in writing of the occurrence of such event(s) within ninety (90) days of the initial existence of the condition and the Board shall have failed to have cured or remedied such event(s) within thirty (30) days of its receipt of such written notice or which breach the Company shall have failed to begin to attempt to cure during said thirty (30)-day period if the breach is not curable during the thirty (30)-day period. If the event is not cured during the thirty (30)-day period (or the Company shall have failed to begin to attempt to cure the event during such thirty (30)-day period), Executive’s employment shall terminate on the ninetieth (90th) day following the date of Executive’s notice to the Board of the event constituting Good Reason, unless the Board and Executive agree in writing to an extension of Executive’s termination date.

(c)          Qualifying Termination. The term “Qualifying Termination” shall mean any of the following:

(i)          The Company terminates Executive’s employment without Cause during the twelve (12)-month period commencing with the Effective Date; or

(ii)         Executive voluntarily terminates his employment with the Company for Good Reason (following the applicable notice and cure period requirements specified in Section 6(c)) on or after December 1, 2014, which termination becomes effective during the twelve (12)-month period commencing with the Effective Date.

7.            Executive’s Acknowledgment. By executing this Agreement, Executive acknowledges and agrees that, as of the Effective Date, the Company has not experienced a “Change of Control” for purposes of the Retention Policy. Executive also specifically acknowledges and agrees that neither the Company’s acquisition of Fabrus nor the issuance of shares in connection with such acquisition resulted in a “Change of Control” for purposes of the Retention Policy.

8.            Miscellaneous Provisions.

(a)          Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)          Entire Agreement; Severance Benefits Not Duplicative. This Agreement and the Retention Policy contain the entire agreement of Executive and the Company with respect to severance or termination pay. If Executive becomes entitled to receive severance benefits under the Retention Plan or any other severance plan, policy, program or agreement as a result of a Qualifying Termination, Executive’s severance benefits under this Agreement will be reduced by the severance benefits paid to Executive under such other severance plan, policy, program or agreement, in the manner determined by the Company.

(c)          Successors.

(i)          The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as described above.

(ii)         This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(d)          Taxes. All payments and benefits made pursuant to this Agreement (including all reimbursements for Health Insurance Costs, to the extent such reimbursements are treated as taxable wages) will be reported as taxable wages on a Form W-2 and will be subject to deduction of all required federal, state, local and foreign withholding taxes and any other employment taxes the Company may be required to collect or withhold.

(e)          No Assignment. Executive’s rights hereunder may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except by will or the laws of descent and distribution. Any action in violation of this Section 8(e) shall be void.

(f)          Internal Revenue Code Section 409A.

(i)          This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be interpreted, administered and applied in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) (the so-called “short-term deferral exception”) or Treasury Regulation 1.409A-1(b)(9)(iii) (the so-called “involuntary separation pay exception”) shall be excluded from Section 409A to the maximum extent possible.

(ii)         Notwithstanding any provision in this Agreement to the contrary, no payment or benefit under this Agreement that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Qualifying Termination will be made to Executive unless such Qualifying Termination constitutes a “separation from service,” within the meaning of Section 409A and the Treasury Regulations thereunder. For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A. In addition, no payment or benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of Executive’s separation from service will be made to Executive prior to the earlier of (i) the first day of the seventh month following the date of such separation from service or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a specified employee (as determined in accordance with Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Executive in a lump sum on the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Executive’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

(iii)        Any reimbursements or other in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) all such reimbursements will be made on or before the last day of the your taxable year following the taxable year in which Executive incurred such reimbursed expense, (2) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (3) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year of Executive will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year of Executive, and (4) any reimbursement will be for expenses incurred only during the period of time specified in this Agreement.

(g)          Amendments. This Agreement may not be amended or modified except by an instrument in writing executed by, or on behalf of, Executive and the Company.

(h)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Facsimile or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, each of the parties has executed this Retention Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Richard Dondero
Richard Dondero

Sevion therapeutics, Inc.:

/s/ Joel Brooks

By:	Joel Brooks

Its:	CFO